Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact

Adolor Corporation

Stephen W. Webster

(484) 595-1500

ADOLOR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE

FULL OWNERSHIP OF ENTEREG® (alvimopan)

–  Management to Host Conference Call Wednesday, June 15, 2011 at 8:30 a.m.  –

EXTON, PA., JUNE 14, 2011 — Adolor Corporation (NasdaqGM: ADLR) today announced that it has entered into an agreement with GlaxoSmithKline (GSK) whereby Adolor will reacquire all rights to Adolor’s FDA-approved product ENTEREG® (alvimopan).  The transaction is expected to close in September 2011.  Currently, ENTEREG is co-promoted by Adolor and GSK in the United States.

“We are thrilled to have an agreement to acquire the rights to ENTEREG held by GSK,” said Michael R. Dougherty, President and Chief Executive Officer.  “We see continuing revenue growth ahead for ENTEREG, building upon the solid foundation laid by GSK and Adolor over the past several years. We expect ENTEREG to generate meaningful cash flows for Adolor over the next year and into the future.”

Dougherty continued, “With full ownership of a key hospital product in ENTEREG and data just ahead from our Phase 2 program with ADL5945 for the treatment of opioid-induced constipation, we believe Adolor is well positioned to create compelling strategic value for our stockholders.”

Under the agreement, Adolor has agreed to pay to GSK $25 million cash, staged over a six-year period, with $2.5 million payable in 2011, tiered, mid-single digit royalties on annual net sales and a further one-time, sales-related milestone of $15 million.

“Since 2008, nearly 30 Adolor employees have been focused on the marketing and selling of ENTEREG to hospitals and physicians,” said Michael D. Adelman, Vice President, Marketing and Sales.  “We have extensive knowledge of this marketplace, and are excited about the prospect of now controlling all aspects of the promotional effort.  Over the next several months, we intend to approximately double the size of our ENTEREG team, and anticipate a smooth transition working with GSK.”

Conference Call Information

Adolor’s management will host a conference call with investors to discuss this transaction on Wednesday, June 15, 2011, beginning at 8:30 a.m. ET.

To participate in the audio portion and have the opportunity to pose questions, dial 800-688-0836 for domestic callers or 617-614-4072 for international callers, and enter Conference ID # 79902094. Investors also can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”

A replay of the call will be available beginning approximately two hours after the event. To listen to a replay of the conference call, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter Conference ID # 80030752 or listen via Adolor’s website. The replay will be available for one week.

About ENTEREG

Adolor markets and sells ENTEREG in the United States.  ENTEREG is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.) program may use ENTEREG. For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E.® Program, visit www.ENTEREG.com.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.  The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opioid receptor antagonists undergoing clinical development for chronic OIC; and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including future revenue growth and whether ENTEREG will generate meaningful cash flows over the next year and into the future; the development of potential pharmaceutical products, including ADL5945; interpretation of clinical results; prospects for regulatory approvals; anticipated scientific progress on Adolor’s research programs; and other statements regarding matters that are not historical facts, including whether Adolor is positioned to create value for stockholders.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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